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                                   PROMISSORY NOTE

$1,863,071.89                                        Huntington Park, California
                                                               December 31, 1997



     The undersigned, HENRY II COMPANY, a California corporation, promises to pay to the order of HENRY COMPANY, a California corporation, or its distributees, at Huntington Park, California the principal sum of One Million Eight Hundred Sixty-Three Thousand Seventy-One and 89/100 Dollars
($1,863,071.89) plus interest on the unpaid balance, at a rate equal to the "Prime" rate.

     Payment may be made in lump sum or installments at the option of the borrower, covering interest and principal, up to and including December 31, 2002, on which date the final payment of principal and interest shall be due and payable.

     HENRY II COMPANY may prepay any part or all of such principal sum, with accrued interest to the date of such prepayment, without penalty or premium.

     In the event of a default in the payment of principal or interest hereunder, which default shall not be cured within 30 days after written notice, payee shall be entitled at its option to receive payment in full of the entire unpaid principal balance, together with any accrued interest, in addition to any other remedy at law or in equity.

     Presentation for payment, demand, notice of dishonor, protest and notices of protest are hereby expressly waived.

     This note shall be deemed to have been made under, and shall in all respects be governed by the laws of the State of California.




Lender                                  For Henry II Company


/S/ Jeffrey A. Wahba                         /S/ Jeffrey A. Wahba
------------------------------               ----------------------------
Jeffrey A. Wahba, Secretary                  Jeffrey A. Wahba, Secretary